Eversheds Sutherland (US) LLP 700 Sixth Street, NW, Suite 700 Washington, DC 20001-3980 D: +1 202.383.0472 F: +1 202.637.3593 cynthiabeyea@eversheds-sutherland.com

April 24, 2018

VIA EDGAR

Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

Re:	USCF ETF Trust (the “Trust”) File Nos. 333-196273 and 811-22930 Post-Effective Amendment No. 45

Commissioners:

We hereby consent to the reference to our name under the captions “Legal Counsel” in the Prospectus and Statement of Additional Information filed as part of Post-Effective Amendment No. 45 to the Trust’s Registration Statement on Form N-1A with the Securities and Exchange Commission. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Post-Effective Amendment No. 45 has been filed pursuant to paragraph (b) of Rule 485 under the Securities Act of 1933, as amended. As counsel who reviewed Post-Effective Amendment No. 45, we represent that it does not contain disclosures which would render it ineligible to become effective pursuant to paragraph (b).

Sincerely,

/s/ Cynthia R. Beyea

Cynthia R. Beyea

cc:	Carolyn M. Yu, USCF Daphne G. Frydman, USCF Ronald Coenen Jr., Eversheds Sutherland

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